UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)*

Delphi Automotive PLC
(Name of Issuer)

Ordinary Shares
(Title of Class of Securities)

G27823106
(CUSIP Number)

December 31, 2011
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G27823106	SCHEDULE 13G	Page 2 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 15,470,923(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 15,470,923(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,470,923(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.71%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 14,470,923 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 3 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,444,728(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,444,728(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,444,728(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.44%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 1,444,728 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 4 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,915,651(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 16,915,651(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,915,651(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.15%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of each of OCM Opportunities Fund VIIb Delaware, L.P. and Oaktree Opportunities Fund VIII Delaware, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 5 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 346,734(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 346,734(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,734(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.11%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 346,734 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 6 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 346,734(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 346,734(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,734(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.11%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 7 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 346,734(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 346,734(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,734(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.11%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund GP, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 8 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII (Parallel 2), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 57,789(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 57,789(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,789(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 57,789 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 9 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 57,789 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 57,789 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,789 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 10 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 57,789 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 57,789 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,789 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII GP, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 11 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree FF Investment Fund, L.P. – Class B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 279,472(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 279,472(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 279,472 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 279,472 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 12 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree FF Investment Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 279,472 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 279,472 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 279,472 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree FF Investment Fund, L.P. – Class B.

CUSIP No. G27823106	SCHEDULE 13G	Page 13 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree FF Investment Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 279,472 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 279,472 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 279,472 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree FF Investment Fund GP, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 14 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,408,728(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,408,728(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,408,728(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.43%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 1,408,728 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 15 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,408,728 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,408,728 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,408,728 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.43%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 16 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,408,728 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,408,728 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,408,728 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.43%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 17 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,008,374 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 19,008,374 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,008,374 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.79%
12	TYPE OF REPORTING PERSON PN

(1)
Solely in its capacity as the managing member of Oaktree Fund GP, LLC and as the sole shareholder of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd., Oaktree FF Investment Fund GP Ltd. and Oaktree Value Opportunities Fund GP Ltd.

CUSIP No. G27823106	SCHEDULE 13G	Page 18 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,008,374 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 19,008,374 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,008,374 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.79%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 19 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,008,374 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 19,008,374 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,008,374 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.79%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as sole general partner of Oaktree Capital I, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 20 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,008,374 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 19,008,374 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,008,374 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.79%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. G27823106	SCHEDULE 13G	Page 21 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opps PH Holding, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 627,154(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 627,154(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 627,154(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.19%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 627,154 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 22 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON California Street Holdings 2, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,468,412(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,468,412(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,468,412(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.45%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 1,468,412 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 23 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON California Street Holdings 3, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 284,208(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 284,208(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 284,208(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 284,208 ordinary shares of the Issuer’s Common Stock

CUSIP No. G27823106	SCHEDULE 13G	Page 24 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON California Street Holdings 4, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,042,099(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,042,099(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,042,099(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.32%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 1,042,099 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 25 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON California Street Holdings 5, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,762,094(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,762,094(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,762,094(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.54%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 1,762,094 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 26 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Colorado Boulevard Holdings 7, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 426,313(1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 426,313(1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 426,313(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.13%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the direct owner of 426,313 ordinary shares of the Issuer’s Common Stock.

CUSIP No. G27823106	SCHEDULE 13G	Page 27 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM FIE, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,610,280 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,610,280 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,610,280 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.71%
12	TYPE OF REPORTING PERSON OO

(1)
Solely in its capacity as the general partner of each of OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. and Colorado Boulevard Holdings 7, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 28 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,610,280 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,610,280 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,610,280 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.71%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as the managing member of OCM FIE, LLC.

CUSIP No. G27823106	SCHEDULE 13G	Page 29 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,610,280 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 5,610,280 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,610,280 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.71%
12	TYPE OF REPORTING PERSON CO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 30 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,618,654 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 24,618,654 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,618,654 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.50%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. G27823106	SCHEDULE 13G	Page 31 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,618,654 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 24,618,654 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,618,654 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.50%
12	TYPE OF REPORTING PERSON PN

(1)	Solely in its capacity as holder of a majority of the voting units of Oaktree Capital Group, LLC.

CUSIP No. G27823106	SCHEDULE 13G	Page 32 of 55 Pages

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,618,654 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 24,618,654 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,618,654 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.50%
12	TYPE OF REPORTING PERSON OO

(1)	Solely in its capacity as the sole general partner of Oaktree Capital Group Holdings, L.P.

CUSIP No. G27823106	SCHEDULE 13G	Page 33 of 55 Pages

ITEM 1.	(a)	Name of Issuer:

Delphi Automotive PLC (“Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

Courtney Road Hoath Way Gillingham, Kent United Kingdom

ITEM 2.	(a)	Name of Person Filing:

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1)	OCM Opportunities Fund VIIb Delaware, L.P. (“Fund VIIIb Delaware”) in its capacity as the direct owner of 14,470,923 ordinary shares of the Issuer’s Common Stock;

(2)	Oaktree Opportunities Fund VIII Delaware, L.P. (“Fund VIII Delaware”) in its capacity as the direct owner of 1,444,728 ordinary shares of the Issuer’s Common Stock;

(3)	Oaktree Fund GP, LLC (“Fund GP”) in its capacity as the general partner of each of Fund VIIb Delaware and Fund VIII Delaware;

(4)	Oaktree Huntington Investment Fund, L.P. (“HIF”) in its capacity as the direct owner of 346,734 ordinary shares of the Issuer’s Common Stock;

(5)	Oaktree Huntington Investment Fund GP, L.P. (“HIF GP”) in its capacity as the general partner of HIF;

(6)	Oaktree Huntington Investment Fund GP Ltd. (“HIF GP Ltd.”) in its capacity as the general partner of HIF GP;

(7)	Oaktree Opportunities Fund VIII (Parallel 2), L.P. (“Parallel 2”) in its capacity as the direct owner of 57,789 ordinary shares of the Issuer’s Common Stock;

(8)	Oaktree Opportunities Fund VIII GP, L.P. (“Fund VIII GP”) in its capacity as the general partner of Parallel 2;

(9)	Oaktree Opportunities Fund VIII GP Ltd. (“Fund VIII GP Ltd.”) in its capacity as the general partner of Fund VIII GP;

(10)	Oaktree FF Investment Fund, L.P. – Class B (“Oaktree FF”) in its capacity as the direct owner of 279,472 ordinary shares of the Issuer’s Common Stock;

(11)	Oaktree FF Investment Fund GP, L.P. (“FF GP”) in its capacity as the general partner of Oaktree FF;

(12)	Oaktree FF Investment Fund GP Ltd. (“FF GP Ltd.”) in its capacity as the general partner of FF GP;

(13)	Oaktree Value Opportunities Fund Holdings, L.P. (“VOF Holdings”) in its capacity as the direct owner of 1,408,728 ordinary shares of the Issuer’s Common Stock;

(14)	Oaktree Value Opportunities Fund GP, L.P. (“VOF GP”) in its capacity as the general partner of VOF Holdings;

CUSIP No. G27823106	SCHEDULE 13G	Page 34 of 55 Pages

(15)	Oaktree Value Opportunities Fund GP Ltd. (“VOF GP Ltd.”) in its capacity as the general partner of VOF GP;

(16)	Oaktree Fund GP I, L.P. (“GP I”) in its capacity as the managing member of Fund GP and as the sole shareholder of each of HIF GP Ltd., Fund VIII GP Ltd., FF GP Ltd. and VOF GP Ltd.;

(17)	Oaktree Capital I, L.P. (“Capital I”) in its capacity as the general partner of GP I;

(18)	OCM Holdings I, LLC (“Holdings I”) in its capacity as the general partner of Capital I;

(19)	Oaktree Holdings, LLC (“Holdings”) in its capacity as the managing member of Holdings I;

(20)	OCM Opps PH Holding, L.P. (“PH Holding”) in its capacity as the direct owner of 627,154 ordinary shares of the Issuer’s Common Stock;

(21)	California Street Holdings 2, L.P. (“CA Holdings 2”) in its capacity as the direct owner of 1,468,412 ordinary shares of the Issuer’s Common Stock;

(22)	California Street Holdings 3, L.P. (“CA Holdings 3”) in its capacity as the direct owner of 284,208 ordinary shares of the Issuer’s Common Stock;

(23)	California Street Holdings 4, L.P. (“CA Holdings 4”) in its capacity as the direct owner of 1,042,099 ordinary shares of the Issuer’s Common Stock;

(24)	California Street Holdings 5, L.P. (“CA Holdings 5”) in its capacity as the direct owner of 1,762,094 ordinary shares of the Issuer’s Common Stock;

(25)	Colorado Boulevard Holdings 7, L.P. (“Colorado Holdings”) in its capacity as the direct owner of 426,313 ordinary shares of the Issuer’s Common Stock;

(26)	OCM FIE, LLC (“FIE”) in its capacity as the general partner of each of PH Holding, CA Holdings 2, CA Holdings 3, CA Holdings 4, CA Holdings 5 and Colorado Holdings;

(27)	Oaktree Capital Management, L.P. (“Management”) in its capacity as the managing member of FIE;

(28)	Oaktree Holdings, Inc. (“Holdings, Inc.”), in its capacity as the general partner of Management;

(29)	Oaktree Capital Group, LLC (“OCG”) in its capacity as the managing member of Holdings and as the sole shareholder of Holdings, Inc.;

(30)	Oaktree Capital Group Holdings, L.P. (“OCGH”) in its capacity as the holder of a majority of the voting units of OCG; and

(31)	Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) in its capacity as the sole general partner of OCGH.

Each Reporting Person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement except to the extent of such person’s pecuniary interest therein, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

CUSIP No. G27823106	SCHEDULE 13G	Page 35 of 55 Pages

(b)
Address of Principal Business Office, or if None, Residence:

The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

	(c)	Citizenship: See Item 4 on the cover pages hereto.

	(d)	Title of Class of Securities:
Ordinary Shares, $.01 par value (“Common Stock”)
	(e)	CUSIP Number: G27823106

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP
	(a)	Amount beneficially owned: See Item 9 on the cover pages hereto.
(b)
Percent of class:

See Item 11 on the cover pages hereto.
All calculations of percentage ownership in this Schedule 13G are based upon an aggregate of 328,244,510 ordinary shares of the Issuer’s Common Stock outstanding as of January 30, 2012, as reported by the Issuer on Form S-1 filed on February 1, 2012

	(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote
See Item 5 on the cover pages hereto.
(ii)	Shared power to vote or to direct the vote
See Item 6 on the cover pages hereto.

CUSIP No. G27823106	SCHEDULE 13G	Page 36 of 55 Pages

(iii)	Sole power to dispose or to direct the disposition of
See Item 7 on the cover pages hereto.
(iv)	Shared power to dispose or to direct the disposition of
See Item 8 on the cover pages hereto.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following . ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

The securities reported on this Schedule 13G are directly held by Fund VIIb Delaware, Fund VIII Delaware, HIF, Parallel 2, Oaktree FF, VOF Holdings, PH Holding, CA Holdings 2, CA Holdings 3, CA Holdings 4, CA Holdings 5 and Colorado Holdings, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not Applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
Not Applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
Not Applicable

CUSIP No. G27823106	SCHEDULE 13G	Page 37 of 55 Pages

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2012

OCM OPPORTUNITIES FUND VIIb DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CUSIP No. G27823106	SCHEDULE 13G	Page 38 of 55 Pages

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 39 of 55 Pages

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 40 of 55 Pages

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE FF INVESTMENT FUND, L.P. – CLASS B

By:	Oaktree FF Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE FF INVESTMENT FUND GP, L.P.

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 41 of 55 Pages

OAKTREE FF INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 42 of 55 Pages

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OCM OPPS PH HOLDING, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CALIFORNIA STREET HOLDINGS 2, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CALIFORNIA STREET HOLDINGS 3, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CUSIP No. G27823106	SCHEDULE 13G	Page 43 of 55 Pages

CALIFORNIA STREET HOLDINGS 4, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CALIFORNIA STREET HOLDINGS 5, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

COLORADO BOULEVARD HOLDINGS 7, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CUSIP No. G27823106	SCHEDULE 13G	Page 44 of 55 Pages

OAKTREE CAPITAL I, L.P.

By:	OCM Holdings I, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE HOLDINGS, LLC

By:	Oaktree Capital Group, LLC
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OCM FIE, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CUSIP No. G27823106	SCHEDULE 13G	Page 45 of 55 Pages

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 46 of 55 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each  of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2012.

OCM OPPORTUNITIES FUND VIIb DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CUSIP No. G27823106	SCHEDULE 13G	Page 47 of 55 Pages

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 48 of 55 Pages

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 49 of 55 Pages

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE FF INVESTMENT FUND, L.P. – CLASS B

By:	Oaktree FF Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 50 of 55 Pages

OAKTREE FF INVESTMENT FUND GP, L.P.

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE FF INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 51 of 55 Pages

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OCM OPPS PH HOLDING, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CUSIP No. G27823106	SCHEDULE 13G	Page 52 of 55 Pages

CALIFORNIA STREET HOLDINGS 2, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CALIFORNIA STREET HOLDINGS 3, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CALIFORNIA STREET HOLDINGS 4, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CALIFORNIA STREET HOLDINGS 5, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

CUSIP No. G27823106	SCHEDULE 13G	Page 53 of 55 Pages

COLORADO BOULEVARD HOLDINGS 7, L.P.

By:	OCM FIE, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	OCM Holdings I, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 54 of 55 Pages

OAKTREE HOLDINGS, LLC

By:	Oaktree Capital Group, LLC
Its:	Managing Member

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OCM FIE, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Authorized Signatory

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Authorized Signatory

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director, Associate General Counsel and Assistant Secretary

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

CUSIP No. G27823106	SCHEDULE 13G	Page 55 of 55 Pages

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP, LLC
Its:	General Partner

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director and Associate General Counsel

By:	/s/ Emily Alexander
Name:	Emily Alexander
Title:	Managing Director